EX-FILING FEES

Calculation of Filing Fees Table

SC TO-I
(Form Type)

A&Q Multi-Strategy Fund
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$112,000,000	(a)	0.00927%	$10,382.40	(b)
Fees Previously Paid	-			-
Total Transaction Valuation	$112,000,000	(a)
Total Fees Due for Filing				$10,382.40
Total Fees Previously Paid				-
Total Fee Offsets				-
Net Fee Due				$10,382.40

(a)	Calculated as the aggregate maximum purchase price for shares of beneficial interest.
(b)	Calculated at 0.00927% of the Transaction Valuation.